AMENDMENT NO. 1 TO MANAGEMENT AND ADMINISTRATIVE SERVICES AGREEMENT
THIS AMENDMENT NO. 1 (this “Amendment”) to the Management and Administrative Services Agreement, effective as of April 1, 2016 (the “MSA”), is made and entered into effective as of March 19, 2018 (the “Effective Date”), by and between GOLAR LNG PARTNERS LP, a limited partnership duly organized and existing under the laws of the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960 (“GLP”), and GOLAR MANAGEMENT LTD, a company duly organized and existing under the laws of the United Kingdom with its registered office at 13th Floor, One America Square, 17 Crosswall, London EC3N 2LB, United Kingdom (“GML” and, together with GLP, the “Parties”).
WHEREAS, GLP and GML entered into the MSA in order to allow GML to provide management and support services to GLP;
WHEREAS, pursuant to Section 3(a) of the MSA, GML caused certain of its officers and directors set forth on Schedule B thereto to perform management services for GLP;
WHEREAS, in accordance with the Third Amended and Restated Agreement of Limited Partnership of GLP, dated October 31, 2017, GLP’s Board of Directors appointed Brian Tienzo as the principal executive officer of GLP (the “Appointment”); and
WHEREAS, GLP and GML desire to amend the MSA to reflect the Appointment.
NOW THEREFORE, in consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
SECTION 1. Amendment to Schedule B. Schedule B of the MSA shall be deleted in its entirety and shall be replaced with the schedule attached hereto as Schedule B.
SECTION 2. Governing Law. This Amendment shall be governed by the laws of the United Kingdom.
SECTION 3. Counterparts. This Amendment may be executed in one or more signed counterparts, facsimile or otherwise, which shall together form one instrument.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment by their duly authorized signatories with effect on the Effective Date.
GOLAR LNG PARTNERS LP
By:    __/s/ Michael Ashford_
Name: Michael Ashford
Title: Director

GOLAR MANAGEMENT LTD
By:    _/s/ Graham Robjohns __
Name: Graham Robjohns
Title: Director

[Signature Page to Amendment No. 1 to Management and Administrative Services Agreement]

SCHEDULE B

MANAGERS PROVIDING MANAGEMENT SERVICES

Name	Position with GML	Services to be provided to GLP
Brian Tienzo	• Chief Executive & Chief Financial Officer for Golar LNG Partners • Senior Advisor – Group Financing	• Chief Executive Officer • Chief Financial Officer
Oistein Dahl	Chief Operating Officer	• Chief Operating Officer